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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                 BORDEN DECORATIVE PRODUCTS INVESTMENTS, INC.


                  BORDEN DECORATIVE PRODUCTS INVESTMENTS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

                  FIRST: The Corporation has not received any payment for any of its stock.

                  SECOND: The amendment to the Corporation's Certificate of Incorporation set forth in the following resolutions approved by the Corporation's sole incorporator was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of State of Delaware:

                  "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article FIRST to read:

                  "FIRST:  The name of the Corporation is WDP Investments, Inc."

                  IN WITNESS WHEREOF, BORDEN DECORATIVE PRODUCTS INVESTMENTS, INC. has caused this Certificate to be signed and attested by its sole incorporator this 23rd day of January, 1996.


                                   BORDEN DECORATIVE PRODUCTS
                                     INVESTMENTS, INC.

                                   /s/ Patricia A. Heslep
                                   ------------------------------------------
                                   Patricia A. Heslep, Sole Incorporator